Exhibit 99.1
Squarespace Announces Third Quarter 2023 Financial Results
NEW YORK, November 7, 2023 — Squarespace, Inc. (NYSE: SQSP), the design-driven platform helping entrepreneurs build brands and businesses online, today announced results for the third quarter ended September 30, 2023.

“We are on track to exceed $1 billion in total revenue by the end of 2023, a significant milestone for Squarespace as we continue to expand our offerings and footprint globally,” said Anthony Casalena, Founder & CEO of Squarespace. “During the third quarter, we continued to introduce powerful new products and features, further deepening our platform’s value proposition and creating new entry points to serve our diverse customer base and use cases. Squarespace Refresh 2023, announced in October, marks one of the strongest years of product releases in our history.”

“We delivered another record quarter with 18% topline growth, exceeding our revenue and unlevered free cash flow expectations, achievements fueled by strong customer demand and retention,” said Nathan Gooden, CFO of Squarespace. “Strong growth and solid execution across Squarespace propelled our financial performance forward in Q3. We are excited to approach year-end with powerful growth drivers still in play, including international expansion, go-to-market synergies stemming from our acquisition of Google Domains, and the continued relevance of our platform for entrepreneurs.”

Third Quarter 2023 Financial Highlights
•Total revenue grew 18% year over year to $257.1 million in the third quarter, compared with $217.7 million in third quarter 2022, and 16% in constant currency.
◦Presence revenue grew 20% year over year to $179.5 million and 17% in constant currency.
◦Commerce revenue grew 15% year over year to $77.6 million and 14% in constant currency.
•Net loss is $16.5 million, compared with net income of $10.1 million in the third quarter 2022, due to a larger income tax provision.
•Loss per share of $(0.12) based on 135,736,599 basic and dilutive weighted average shares in the third quarter, compared with earnings per share of $0.07 based on 137,832,634 basic 139,667,719 dilutive weighted average shares in the third quarter 2022.
•Cash flow from operating activities increased 29% to $53.3 million for the trailing three months, compared with $41.4 million for the trailing three months ended September 30, 2022, primarily due to sustained strength in bookings.
•Total bookings grew 18% year over year to $267.0 million in the third quarter, compared to $225.5 million in the third quarter 2022.
•Unlevered free cash flow increased 29% to $54.1 million representing 21% of total revenue for the trailing three months, compared with $42.1 million for the trailing three months ended September 30, 2022.
•Adjusted EBITDA increased to $66.5 million in the third quarter, compared with $43.7 million in the third quarter 2022.
•Cash and cash equivalents of $216.5 million; total debt of $580.7 million, of which $49.0 million is current, debt net of cash and investments totaled $364.2 million.
•Total unique subscriptions increased 5% year over year to over 4.4 million in 2023, compared to 4.2 million in 2022.

•Average revenue per unique subscription ("ARPUS") increased 10% year over year to $226.05 in 2023, compared to $206.38 in 2022.
•Annual run rate revenue ("ARRR") increased 18% year over year to $1,013.5 million in 2023, compared to $861.4 million in 2022.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Outlook & Guidance
For the fourth quarter of fiscal year 2023, Squarespace currently expects:
•Revenue of $261 million to $264 million, or year-over-year growth of 14% to 16%.
•Non-GAAP unlevered free cash flow of $56 million to $60 million. This is the result of:
◦Cash flow from operating activities of $53 million to $57 million, minus
◦Capital expenditures, expected to be approximately $5 million; plus
◦Cash paid for interest expense net of associated tax benefit, expected to be approximately $7.5 million.

For the full fiscal year 2023, Squarespace currently expects:
•Revenue of $1,002 million to $1,006 million, or year-over-year growth of 15% to 16%.
•Non-GAAP unlevered free cash flow of $232 million to $236 million. This is the result of:
◦Cash flow from operating activities of $224 million to $227 million, minus
◦Capital expenditures, expected in the range of $18 million to $19 million; plus
◦Cash paid for interest expense net of associated tax benefit, expected in the range of $26 million to $27 million.
Webcast Conference Call & Shareholder Letter Information
Squarespace will host a conference call on November 7, 2023 at 8:30 a.m. ET to discuss its financial results. A live webcast of the event will be available in the Events & Presentations section of the Squarespace Investor Relations website. An archived replay of the webcast will be available following the conclusion of the call. Additionally, we invite you to read our shareholder letter available on our Investor Relations website.
Non-GAAP Financial Measures
Revenue growth in constant currency is being provided to increase transparency and align our disclosures with companies in our industry that receive material revenues from international sources. Revenue constant currency has been adjusted to exclude the effect of year-over-year changes in foreign currency exchange rate fluctuations. We believe providing this information better enables investors to understand our operating performance irrespective of currency fluctuations.
We calculate constant currency information by translating current period results from entities with foreign functional currencies using the comparable foreign currency exchange rates from the prior fiscal year. To calculate the effect of foreign currency translation, we apply the same weighted monthly average exchange rate as the comparative period. Our definition of constant currency may differ from other companies reporting similarly named measures, and these constant currency performance measures should be viewed in addition to, and not as a substitute for, our operating performance measures calculated in accordance with GAAP.
Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance. We calculate adjusted EBITDA as net income/(loss) excluding interest expense, other income/(loss), net (provision for)/benefit from income taxes, depreciation and amortization, stock-based compensation expense and other items that we do not consider indicative of our ongoing operating performance.
Unlevered free cash flow is a supplemental liquidity measure that Squarespace's management uses to evaluate its core operating business and its ability to meet its current and future financing and investing needs. Unlevered free cash flow is defined as cash flow from operating activities, including one-time expenses related to Squarespace's direct listing, less cash paid for capital expenditures increased by cash paid for interest expense net of the associated tax benefit.
Adjusted EBITDA, unlevered free cash flow and revenue constant currency are not prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and have important limitations as an analytical tool. Non-GAAP financial measures are supplemental, should only be used in conjunction with results presented in accordance with GAAP and should not be considered in isolation or as a substitute for such GAAP results.
Further information on these non-GAAP items and reconciliation to their closest GAAP measure is provided below under, “Reconciliation of Non-GAAP Financial Measures.”

Definitions of Key Operating Metrics

On September 7, 2023, we closed an asset purchase agreement between us and Google LLC (“Google”) to acquire, among other things, Google’s domain assets (the “Google Domains Asset Acquisition “). Unique subscriptions and average revenue per unique subscription do not account for single domain subscriptions originally sold by Google as a part of the Google Domains Asset Acquisition (the “Acquired Domain Assets”).

Annual run rate revenue (“ARRR”). We calculate ARRR as the monthly revenue from subscription fees and revenue generated in conjunction with associated fees (fees taken or assessed in conjunction with commerce transactions) in the last month of the period multiplied by 12. We believe that ARRR is a key indicator of our future revenue potential. However, ARRR should be viewed independently of revenue, and does not represent our GAAP revenue on an annualized basis, as it is an operating metric that can be impacted by subscription start and end dates and renewal rates. ARRR is not intended to be a replacement or forecast of revenue.
Unique subscriptions represent the number of unique sites, standalone scheduling subscriptions, Unfold (social) and hospitality subscriptions, as of the end of a period. A unique site represents a single subscription and/or group of related subscriptions, including a website subscription and/or a domain subscription, and other subscriptions related to a single website or domain. Every unique site contains at least one domain subscription or one website subscription. For instance, an active website subscription, a custom domain subscription and a Google Workspace subscription that represent services for a single website would count as one unique site, as all of these subscriptions work together and are in service of a single entity’s online presence. Unique subscriptions do not account for one-time purchases in Unfold or for hospitality services nor do they account for our Acquired Domain Assets. The total number of unique subscriptions is a key indicator of the scale of our business and is a critical factor in our ability to increase our revenue base.
Average revenue per unique subscription (“ARPUS”). We calculate ARPUS as the total revenue during the preceding 12-month period divided by the average of the number of total unique subscriptions at the beginning and end of the period. ARPUS does not account for Acquired Domain Assets or the revenue from Acquired Domain Assets. We believe ARPUS is a useful metric in evaluating our ability to sell higher-value plans and add-on subscriptions.
Total bookings represents cash receipts for all subscriptions purchased, as well as payments due under the terms of contractual agreements for obligations to be fulfilled.

Gross merchandise value (“GMV”) represents the value of physical goods, content and time sold, including hospitality services, net of refunds, on our platform over a given period of time.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding Squarespace’s future operating results and financial position, including for its fourth fiscal quarter and its fiscal year, both ending December 31, 2023. The words "believe," "may," "will," "estimate," "potential," "continue," "anticipate," "intend," "expect," "could," "would," "project," "plan," "target," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management's expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: Squarespace's ability to attract and retain customers and expand their use of its platform; Squarespace’s ability to anticipate market needs and develop new solutions to meet those needs; Squarespace's ability to improve and enhance the functionality, performance, reliability, design, security and scalability of its existing solutions; Squarespace's ability to compete successfully in its industry against current and future competitors; the impact of the COVID-19 pandemic on Squarespace, its customers and their users; Squarespace’s ability to manage growth and maintain demand for its solutions; Squarespace's ability to protect and promote its brand; Squarespace's ability to generate new customers through its marketing and selling activities; Squarespace’s ability to successfully identify, manage and integrate any existing and potential acquisitions; Squarespace's ability to hire, integrate and retain highly skilled personnel; Squarespace’s ability to adapt to and comply with existing and emerging regulatory developments, technological changes and cybersecurity needs; Squarespace's compliance with privacy and data protection laws and regulations as well as contractual privacy and data protection obligations; Squarespace’s ability to establish and maintain intellectual property rights; Squarespace’s ability to manage expansion into international markets; and the expected timing, amount, and effect of Squarespace’s share repurchases. It is not possible for Squarespace's management to predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Squarespace may make. In light of these risks, uncertainties, and assumptions, Squarespace's actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are included in Squarespace's filings with the Securities and Exchange Commission. Except as required by law, Squarespace assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
About Squarespace
Squarespace (NYSE: SQSP) is a design-driven platform helping entrepreneurs build brands and businesses online. We empower millions in more than 200 countries and territories with all the tools they need to create an online presence, build an audience, monetize, and scale their business. Our suite of products range from websites, domains, ecommerce, and marketing tools, as well as tools for scheduling with Acuity, creating and managing social media presence with Bio Sites and Unfold, and hospitality business management via Tock. For more information, visit www.squarespace.com.
Contacts
Investors
investors@squarespace.com
Media
press@squarespace.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$257,061	$217,696	$741,618	$638,160
Cost of revenue(1)	51,753	38,907	137,870	112,549
Gross profit	205,308	178,789	603,748	525,611
Operating expenses:
Research and product development(1)	60,491	54,312	180,473	170,469
Marketing and sales(1)	81,016	74,248	258,061	255,897
General and administrative(1)	36,155	38,507	99,404	113,678
Total operating expenses	177,662	167,067	537,938	540,044
Operating income/(loss)	27,646	11,722	65,810	(14,433)
Interest expense	(9,321)	(5,209)	(26,050)	(10,977)
Other income, net	6,327	6,869	7,525	14,597
Income/(loss) before provision for income taxes	24,652	13,382	47,285	(10,813)
Provision for income taxes	(41,151)	(3,277)	(59,622)	(7,446)
Net (loss)/income	$(16,499)	$10,105	$(12,337)	$(18,259)

Net (loss)/income per share, basic and dilutive	$(0.12)	$0.07	$(0.09)	$(0.13)
Weighted-average shares used in computing net (loss)/income per share, basic	135,736,599	137,832,634	135,321,873	139,106,807
Weighted-average shares used in computing net (loss)/income per share, dilutive	135,736,599	139,667,719	135,321,873	139,106,807
(1) Includes stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenue	$1,484	$1,000	$4,085	$2,470
Research and product development	14,601	9,462	40,938	31,138
Marketing and sales	3,019	2,252	7,935	6,246
General and administrative	9,213	11,380	26,964	35,197
Total stock-based compensation	$28,317	$24,094	$79,922	$75,051

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)
(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$216,464	$197,037
Restricted cash	40,671	35,583
Investment in marketable securities	—	31,757
Accounts receivable, net	21,999	10,748
Due from vendors	4,292	4,442
Prepaid expenses and other current assets	57,398	48,326
Total current assets	340,824	327,893
Property and equipment, net	57,245	51,633
Operating lease right-of-use assets	79,810	86,824
Goodwill	210,438	210,438
Intangible assets, net	205,147	42,808
Other assets	11,432	10,921
Total assets	$904,896	$730,517
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$10,561	$12,987
Accrued liabilities	113,733	64,360
Deferred revenue	315,603	269,689
Funds payable to customers	44,208	38,845
Debt, current portion	48,977	40,758
Operating lease liabilities, current portion	12,352	11,514
Total current liabilities	545,434	438,153
Deferred income taxes, non-current portion	978	788
Debt, non-current portion	531,714	473,167
Operating lease liabilities, non-current portion	100,710	110,169
Other liabilities	14,022	11,231
Total liabilities	1,192,858	1,033,508
Commitments and contingencies
Stockholders’ deficit:
Class A common stock, par value of $0.0001; 1,000,000,000 shares authorized as of September 30, 2023 and December 31, 2022, respectively; 88,124,267 and 87,754,534 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	8	8
Class B common stock, par value of $0.0001; 100,000,000 shares authorized as of September 30, 2023 and December 31, 2022, respectively; 47,844,755 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	5	5
Class C common stock (authorized May 10, 2021), par value of $0.0001; 1,000,000,000 shares authorized as of September 30, 2023 and December 31, 2022, respectively; zero shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	—	—
Additional paid in capital	905,069	875,737
Accumulated other comprehensive loss	(3,631)	(1,665)
Accumulated deficit	(1,189,413)	(1,177,076)
Total stockholders’ deficit	(287,962)	(302,991)
Total liabilities and stockholders’ deficit	$904,896	$730,517

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2023	2022
OPERATING ACTIVITIES:
Net loss	$(12,337)	$(18,259)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,975	23,773
Stock-based compensation	79,922	75,051
Deferred income taxes	190	—
Non-cash lease (income)/expense	(1,601)	2,258
Other	485	700
Changes in operating assets and liabilities:
Accounts receivable and due from vendors	(11,151)	(3,099)
Prepaid expenses and other current assets	(9,486)	(11,514)
Accounts payable and accrued liabilities	44,080	6,034
Deferred revenue	47,786	38,035
Funds payable to customers	5,364	12,936
Other operating assets and liabilities	1,800	(798)
Net cash provided by operating activities	170,027	125,117
INVESTING ACTIVITIES:
Proceeds from the sale and maturities of marketable securities	39,664	22,740
Cash paid for asset acquisition	(176,721)	—
Purchases of marketable securities	(7,824)	(19,444)
Purchase of property and equipment	(13,141)	(8,852)
Net cash used in investing activities	(158,022)	(5,556)
FINANCING ACTIVITIES:
Borrowings on Term Loan	99,444	—
Payments of debt issuance costs	(637)	—
Principal payments on debt	(32,623)	(10,189)
Payments for repurchase and retirement of Class A common stock	(25,321)	(85,580)
Taxes paid related to net share settlement of equity awards	(28,306)	(17,334)
Proceeds from exercise of stock options	191	2,158
Net cash provided by/(used in) financing activities	12,748	(110,945)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(238)	(985)
Net increase in cash, cash equivalents and restricted cash	24,515	7,631
Cash, cash equivalents, and restricted cash at the beginning of the period	232,620	233,680
Cash, cash equivalents, and restricted cash at the end of the period	$257,135	$241,311

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$216,464	$200,480
Restricted cash	40,671	40,831
Cash, cash equivalents, and restricted cash at the end of the period	$257,135	$241,311

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
Cash paid during the year for interest	$25,407	$10,283
Cash paid during the year for income taxes	$31,240	$9,450

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCE ACTIVITIES
Purchases of property and equipment included in accounts payable and accrued liabilities	$23	$1,814
Non-cash leasehold improvements	$—	$5,863
Capitalized stock-based compensation	$3,127	$737

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(unaudited)
The following tables reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net (loss)/income	$(16,499)	$10,105	$(12,337)	$(18,259)
Interest expense	9,321	5,209	26,050	10,977
Provision for income taxes	41,151	3,277	59,622	7,446
Depreciation and amortization	10,498	7,904	24,975	23,773
Stock-based compensation expense	28,317	24,094	79,922	75,051
Other income, net	(6,327)	(6,869)	(7,525)	(14,597)
Adjusted EBITDA	$66,461	$43,720	$170,707	$84,391

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities	$53,325	$41,434	$170,027	$125,117
Cash paid of capital expenditures	(5,974)	(3,117)	(13,141)	(8,852)
Free cash flow	$47,351	$38,317	$156,886	$116,265
Cash paid for interest, net of the associated tax benefit	6,780	3,805	19,106	7,769
Unlevered free cash flow	$54,131	$42,122	$175,992	$124,034

	September 30, 2023	December 31, 2022
Total debt outstanding	$580,691	$513,925
Less: total cash and cash equivalents and marketable securities	216,464	228,794
Total net debt	$364,227	$285,131

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue, as reported	$257,061	$217,696	$741,618	$638,160
Revenue year-over-year growth rate, as reported	18.1%	8.3%	16.2%	10.7%
Effect of foreign currency translation ($)(1)	$4,464	$(9,274)	$2,346	$(20,066)
Effect of foreign currency translation (%)(1)	2.1%	(4.6)%	0.4%	(3.5)%
Revenue constant currency growth rate	16.0%	12.9%	15.8%	14.2%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Commerce revenue, as reported	$77,610	$67,701	$225,702	$197,689
Revenue year-over-year growth rate, as reported	14.6%	13.2%	14.2%	19.6%
Effect of foreign currency translation ($)(1)	$777	$(1,630)	$408	$(3,510)
Effect of foreign currency translation (%)(1)	1.1%	(2.7)%	0.2%	(2.1)%
Commerce constant currency growth rate	13.5%	15.9%	14.0%	21.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Presence revenue, as reported	$179,451	$149,995	$515,916	$440,471
Revenue year-over-year growth rate, as reported	19.6%	6.3%	17.1%	7.1%
Effect of foreign currency translation ($)(1)	$3,687	$(7,644)	$1,938	$(16,557)
Effect of foreign currency translation (%)(1)	2.5%	(5.4)%	0.4%	(4.0)%
Presence constant currency growth rate	17.1%	11.7%	16.7%	11.1%
(1) To calculate the effect of foreign currency translation, we apply the same weighted monthly average exchange rate as the comparative period.

	Nine Months Ended September 30,
	2023	2022
Shares Outstanding:
Class A common stock	88,124,267	88,984,890
Class B common stock	47,844,755	47,844,755
Class C common stock	0	0
Total common stock outstanding	135,969,022	136,829,645

Amounts may not sum due to rounding.

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Unique subscriptions (in thousands)	4,404	4,179	4,404	4,179
Total bookings (in thousands)	$267,047	$225,460	$788,973	$673,911
ARRR (in thousands)	$1,013,481	$861,399	$1,013,481	$861,399
ARPUS	$226.05	$206.38	$226.05	$206.38
Adjusted EBITDA (in thousands)	$66,461	$43,720	$170,707	$84,391
Unlevered free cash flow (in thousands)	$54,131	$42,122	$175,992	$124,034
GMV (in thousands)	$1,498,163	$1,411,002	$4,557,697	$4,502,828
Unique subscriptions and average revenue per unique subscription (“ARPUS”) do not account for single domain subscriptions originally sold by Google as a part of the Google Domains Asset Acquisition.